                                                                            Pg.1

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)



                          Sears, Roebuck and Company
                          --------------------------
                               (Name of Issuer)


                            Common Stock, $.75 Par
                            ----------------------
                        (Title of Class of Securities)


                                  812387 10 8
                                  -----------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

-----------------------                                  ---------------------
  CUSIP NO. 812387 10 8             13G                    PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Northern Trust Corporation                    36-2723087
         The Northern Trust Company                    36-1561860
         Northern Trust Bank of Arizona, NA            59-0258165
         Northern Trust Bank of California, NA         94-2938925
         Northern Trust Bank of Florida, NA            36-2798553
         Northern Trust Bank of Texas,  NA             75-1999849
         Northern Trust Quantitative Advisors, Inc     36-3608252

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                1,009,376

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              98,393
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 753,233

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              169,471
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,173,089
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                     [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
             0.30

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      Northern Trust Corporation  HC

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                                                                           Pg. 3


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934


Check the following box if a fee is being paid with statement [_].

1. (a)  Sears, Roebuck and Company
        --------------------------
        (Name of Issuer)

   (b)  Sears Tower, 233 South Wacker Drive, Chicago, Ill. 60684
        --------------------------------------------------------
        (Address of Issuer's Principal Executive Office)

2. (a)  Northern Trust Corporation
        --------------------------
        (Name of Person Filing)

   (b)  50 South LaSalle Street, Chicago, Illinois 60675
        ------------------------------------------------
        (Address of Person Filing)

   (c)  U.S. (Delaware Corporation)
        ---------------------------
        (Citizenship)

   (d)  Common Stock, $.75 Par
        ---------------------------
        (Title of Class of Securities)

   (e)  812387 10 8
        -----------
        (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4. (a)  1,173,089
        ---------
        (Amount Beneficially Owned)

   (b)  0.30
        ---------------------------
        (Percent of Class)

   (c)  Number of shares as to which such person has:

        (i)    1,009,376
               ---------
               (Sole Power to Vote or to Direct the Vote)

        (ii)   98,393
               ------
               (Shared Power to Vote or to Direct the Vote)

        (iii)  753,233
               -------
               (Sole Power to Dispose or Direct Disposition)

        (iv)   169,471
               -------
               (Shared Power to Dispose or Direct Disposition)

                                                                            Pg.4

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]


6. Statement regarding ownership of 5 percent or more on behalf of another person:





7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

   The Northern Trust Company                Northern Trust Bank of Arizona N.A.
   50 South LaSalle Street                   2398 East Camelback Road
   Chicago, IL  60675                        Phoenix, AZ  85016

   Northern Trust Bank of California N.A.    Northern Trust Bank of Florida N.A.
   355 South Grand Avenue, Suite 2600        700 Brickell Avenue
   Los Angeles, CA  90071                    Miami, FL  33131

   Northern Trust Bank of Texas N.A.         Northern Trust Quantitative
   2020 Ross Avenue                           Advisors, Inc.
   Dallas, TX  75201                         1 North LaSalle Street, Suite 600
                                             Chicago, IL  60690

8. Identification and Classification of Members of the Group.

                                Not Applicable.


9. Notice of Dissolution of Group.

                                Not Applicable.


10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5
   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 NORTHERN TRUST CORPORATION


                                 By:  Perry R. Pero
                                      -------------

DATED:  2-13-98                  As its:  Sr. Executive Vice President
        -------                           ----------------------------

                                                                           Pg. 6


                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4


                        RE:  Sears, Roebuck and Company
                            ---------------------------

     Pursuant to the requirement of 240.13d-1(e) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                          NORTHERN TRUST CORPORATION


                                          By:  Perry R. Pero
                                               -------------

DATED:  2-13-98                           As its:  Sr. Executive Vice President
        -------                                    ----------------------------


The NORTHERN TRUST COMPANY

By: Perry R. Pero
-----------------
As its Sr. Executive Vice President
      -----------------------------


NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA


By: Barry G. Hastings
---------------------
As its Authorized Representative
      --------------------------


NORTHERN TRUST QUANTITATIVE ADVISORS, INC.

By:  John Goodwin
-----------------
As its Authorized Representative
      --------------------------

                          THE NORTHERN TRUST COMPANY
                          Fifty South LaSalle Street
                            Chicago, Illinois 60675



                                              February 13, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004

ATTN:  Filing Desk, Stop 1-4

Gentlemen:

Enclosed is the Schedule 13G filing for Sears, Roebuck and Company. Any inquiries may be directed to me at (312) 444-7065.


                                              Sincerely,


                                              Oscar Teran
                                              Trust Officer